Exhibit 99.1

1301 MCKINNEY STREET SUITE 2800 HOUSTON, TX 77010

NEWS RELEASE

ZAZA ENERGY REPORTS 2013 YEAR END

FINANCIAL AND OPERATIONAL RESULTS

-                   Realizes $65 million of cash proceeds during 2013 and strengthens balance sheet

-                   Delivers new Joint Venture in East Texas, receiving consideration of ~$94 million

-                   Achieves new Joint Venture in South Texas, receiving consideration of ~$7 million

-                   Completes Universal Shelf Registration

HOUSTON, TX (March 31, 2014) – ZaZa Energy Corporation (the “Company” or “ZaZa”) (NASDAQ: ZAZA) today announced results for the year ended December 31, 2013.

2013 Year-End Results

For the twelve months ended December 31, 2013 the Company reported total revenues and other income of $8.9 million as compared to $205.2 million in the comparable 2012 period.  The prior year period included $195.6 million in other income related to the gain on the dissolution of our joint venture with the Hess Corporation and the related division of assets.  The gain of $195.6 million consisted of a step up in oil and gas property to a fair value of $117 million, a write-off of $5.4 million in working capital and cash of $84 million.

Oil and gas revenue for the year ended December 31, 2013 was $8.9 million, of which $8.0 million was oil and $0.9 million was gas, compared to $9.6 million, of which $9.1 million was oil and $0.5 million was gas for the year ended December 31, 2012.  This modest year-over-year decrease is primarily related to a decrease in production due to the loss of revenues of $5.1 million from the transfer of 4,490 net acres in South Texas (the “Cotulla properties”) to Hess pursuant to the Hess settlement. This was partially offset by revenue from a South Texas well, which increased by $0.7 million, and revenue increase from the Moulton acreage until its disposition of $1.0 million.  Additionally, in 2013, East Texas revenue increased $2.7 million as two wells were drilled, in which ZaZa sold a majority interest while retaining a non-operated interest.

Operating costs and expenses for the year ended December 31, 2013 were $115.3 million as compared to $130.9 million in the comparable 2012 period, a decline of $15.6 million. This decrease was primarily related to the impairment of oil and gas properties, lower general and administrative expenses, and declines in exploration expenses, lease operating expenses, and depreciation and amortization.  Additionally, during the 2013 period, the Company recorded a gain on asset divestitures of $24.4 million as compared to nothing in the prior year period.  Excluding the gain on asset divestitures of $24.4 million, $115.8 million, or ~83%, of the operating costs and expenses for the year ended December 31, 2013 was spent in the first half of 2013, while $23.9 million, or ~17%, was spent in the second half of the year.

For the year ended December 31, 2013, ZaZa impaired non-producing leasehold costs by $66.6 million, producing oil and gas properties by $37.8 million and inventory by $0.2 million, for a total impairment of $104.6 million, as compared to $9.8 million for the year ended December 31, 2012.  Lease operating expense was $2.1 million, or $16.20 per BOE produced for the year ended December 31, 2013 as compared to $3.6 million, or $28.90 per BOE produced for the comparable prior year period.  Exploration expense in 2013 was nil compared to $12.9 million in 2012 and depreciation and amortization was $3.6 million for the year ended December 31, 2013, compared to $6.6 million for the year ended December 31, 2012.  Additionally, general and administrative expenses for the year ended December 31, 2013 were $29.4 million, compared to $97.9 million for the same period in 2012.  Excluding the impact of the

713-595-1900 (OFFICE)     ●     713-595-1919 (FAX)    ●     WWW.ZAZAENERGY.COM

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impairment charge, total operating costs and expenses were $10.7 million in calendar year 2013 as compared to $121.1 million in the comparable year-ago period.

The Company reported an operating loss of $106.4 million for the year ended December 31, 2013 as compared to operating income of $74.3 million for the year ended December 31, 2012.  In 2013, the Company reported an income tax benefit of $33.0 million as compared to an income tax expense of $82.9 million for the comparable 2012 period.  ZaZa reported a net loss of $67.6 million as compared to a net loss of $106.2 million, or a loss per diluted share of $0.65 and $1.11 for the year ended December 31, 2013 and December 31, 2012, respectively.

Liquidity Update

As of December 31, 2013, ZaZa had $15.2 million in cash and cash equivalents, which excludes restricted cash of $11.5 million.  Total cash and cash equivalents as of December 31, 2012 were $34.6 million and restricted cash was $21.9 million. Total unused carry value as of March 2014 in East Texas was approximately $15 million. This carry will be used by ZaZa for drilling and land capital expenditures over the coming months.

In 2013, ZaZa consummated the sales of many of its non-core assets and entered into two joint ventures resulting in combined total cash proceeds of $65 million.  The cash proceeds received from these transactions were used to fund general corporate activities and to reduce both current liabilities and the outstanding principal amount of the Company’s Senior Secured Notes.

Total debt as of December 31, 2013 was $98.4 million, of which $10.2 million is classified as current, as compared to $96.3 million as of December 31, 2012, of which $25.3 million was considered current.  As of December 31, 2013, the Company’s debt consisted of $23.1 million related to its Senior Secured Notes, net of discount, $28.0 million related to its Convertible Senior Notes, net of discount, and $47.3 million related to the Subordinated Notes.

In February 2014, the Company reduced the outstanding principal on its Senior Secured Notes from $26.8 million as of December 31, 2013, to $15.0 million.  Additionally, the Company entered into an agreement to exchange $47.3 million of Subordinated Notes into a combination of shares of ZaZa common stock and a new series of perpetual preferred stock.  The exchange of the Subordinated Notes is conditional on the extinguishment of our Senior Secured Notes due 2017, as the Senior Secured Notes prevent us from executing the exchange.

Universal Shelf Registration Statement

In November 2013, the Company filed a universal shelf registration statement on Form S-3 with the U.S. Securities and Exchange Commission (“SEC”).  The registration statement became effective in February 2014, and is intended to provide the Company flexibility to access the public capital markets in order to fund current operations, respond to business opportunities and further strengthen its balance sheet. The registration will provide ZaZa with the flexibility to offer and sell, from time to time, up to $150 million of securities such as senior, subordinated or convertible debt securities, warrants, units, common and preferred stock, or any combination thereof.

2013 Milestones

-                   East Texas Joint Venture In March 2013, ZaZa entered into a Joint Exploration and Development Agreement (the “East Texas JEDA”) with a leading independent operator focused on oil (the “counterparty”) for the joint development of certain East Texas properties owned by

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ZaZa.  Under the initial agreement, ZaZa and its counterparty were to jointly develop up to ~134,000 gross acres (~ 73,000 net acres), whereby the counterparty was to act as the operator in exchange for certain cash amounts, the drilling and completion costs of certain specified wells, and a portion of ZaZa’s share of any additional seismic or well costs associated with these properties.  Subject to the agreement, ZaZa retained a 25% working interest and its counterparty received a 75% working interest in the acreage, which was 100% owned by ZaZa.

o                In April 2013, as part of Phase I, ZaZa transferred ~20,000 net acres to its counterparty in exchange for a cash payment of $10 million and an obligation by the counterparty to drill and pay 100% of the drilling and completion costs of three wells.

o                In September 2013, the parties amended and restated the East Texas JEDA, which resulted in the acceleration of Phase II and Phase III, along with the exchange of leases and wells.

▪         Phase II Acceleration.  Phase II was accelerated and ZaZa assigned ~20,000 net acres to its counterparty in October 2013 in exchange for cash consideration of $17 million and roughly $3 million of interests in 15 producing wells operated by its counterparty, located outside of the Area of Mutual Interest (“AMI”).  The counterparty was to drill two horizontal wells and one vertical well in the AMI, carry ZaZa’s interests in those wells and provide a miscellaneous work and land carry of up to $1.25 million.  The counterparty could elect to drill one or more vertical wells in order to achieve carry parity value for drilling horizontal wells.  Also, to complete its obligation in respect of the third well under Phase I of the Amended East Texas JEDA, the counterparty paid for an additional $1.5 million of ZaZa’s costs for one or more additional vertical wells and paid an additional $1.5 million to ZaZa.

▪         Phase III Acceleration.  Phase III was also accelerated, and in October 2013, ZaZa assigned ~7,800 net acres from the former Phase III acreage for which ZaZa would receive approximately $11 million of interests in the 15 producing wells of its counterparty.  In addition, the counterparty had the option to acquire an interest in the remaining ~12,300 former Phase III net acres at a fixed price per net acre from ZaZa.  In 2014, the Company’s counterparty elected to acquire an interest in approximately all former Phase III net acres in exchange for $4.7 million in cash, a miscellaneous drilling and land carry of approximately $9.2 million, and a two well drilling commitment.  The first well under the drilling commitment is scheduled to commence on or prior to July 1, 2014.

▪         Acreage and Production Exchange.  The Company’s counterparty had acquired ~19,000 additional net acres and interests in related wells in the parties’ AMI, and assigned to ZaZa a 25% working interest in these leases and wells.  In consideration for ZaZa’s participation in its counterparty’s leases and producing wells, ZaZa assigned to its counterparty ~13,875 additional net acres and paid approximately $0.7 million in cash.

-                   South Texas Joint Venture with Sabine: In September 2013, ZaZa entered into an agreement with Sabine South Texas LLC (“Sabine”), for the joint development of a prospect in the Eagle Ford trend.  Under the agreement, Sabine will jointly develop with ZaZa, up to 7,600 net acres owned by ZaZa and that comprises a portion of the Company’s interest in South Texas.

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Additionally, Sabine agreed to bear 100% of the drilling and completion costs of two commitment wells and up to $0.75 million of construction costs related to gathering and infrastructure in order to earn a 75% working interest in 7,600 acres of the Sweet Home prospect and the Boening well.  Sabine also agreed to carry up to $0.3 million of ZaZa’s expenses related to the extension and renewal of certain leases in the Sweet Home prospect.

-                   Sale of Moulton Acreage (1): In April 2013, ZaZa closed a purchase and sale agreement and sold certain of its properties located in the Eagle Ford trend in Texas, which is referred to as its Moulton acreage, for approximately $9.2 million.  Net proceeds from the sale, after closing purchase price adjustments and expenses, were approximately $8.8 million, of which, approximately $4.6 million was used to pay down the Company’s Senior Secured Notes.

-                   Sale of Moulton Acreage (2): In June 2013, ZaZa entered into an agreement to sell ~10,000 net acres of its properties in the Eagle Ford trend in Texas, including seven producing wells located on the Moulton acreage, for approximately $28.8 million.  This transaction closed in July 2013 and ZaZa received cash proceeds of $29.3 million.  Approximately $1.8 million of the proceeds were used to pay down the Senior Secured Notes.

2014 Milestones YTD

-                   East Texas JV Final Phase III Election: In March 2014, ZaZa closed a third transaction related to its East Texas JEDA (the “Phase III Amendment”).  Pursuant to the terms of the Phase III Amendment, ZaZa assigned at closing to its joint venture partner a 75% working interest in all of the Company’s remaining Phase III acreage. As consideration for this final Phase III acreage election, ZaZa received approximately $4.7 million of upfront cash and a carry of the Company’s share of future joint venture costs of up to approximately $9.2 million.  ZaZa received an additional $1.1 million of cash from its partner related to the completion of the Range-ZaZa JV Agreement. ZaZa’s JV partner also has committed to drill an additional two wells, with the first well commencing no later than July 1, 2014.  As a result of the final acreage election, the total amount of the JV position comprises approximately 160,000 gross acres (132,000 net acres), or 40,000 gross acres (33,000 net acres) net to ZaZa.

-                   Completion of Sabine Joint Venture Wells: In February 2014, Sabine completed the first commitment well and ZaZa transferred to Sabine a 75% working interest in approximately 3,200 net acres and the Boening well.  Sabine completed the second commitment well on March 11, 2014, and ZaZa transferred to Sabine a 75% working interest in the remaining net acres.  Participating interests in any additional wells drilled or lease acreage acquired in the Sweet Home prospect will be shared 75% by Sabine and 25% by ZaZa under an area of mutual interest that will expire on September 15, 2015 (assuming affirmative elections to participate in such lease acreage acquisition(s)).

-                   Subordinated Notes Conversion: In February 2014, the Company’s founders, Todd Brooks, John Hearn and Gaston Kearby, agreed to exchange $47.3 million of Subordinated Notes into a combination of shares of ZaZa’s common stock and a new series of perpetual preferred stock.  Under the terms of the agreement, the Company will be converting the entire $47.3 million of its Subordinated Notes by delivering to each holder of Subordinated Notes approximately 3.16 million shares of ZaZa common stock, which were valued at $0.9495 per share in the transaction, and a new series of perpetual preferred stock with a liquidation preference of $12.8 million (the

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“Exchange Preferred Shares”).  These Exchange Preferred Shares will be issued in the form of Series A Cumulative Redeemable Preferred Stock, with a cash dividend rate of 13% per annum, based on a liquidation preference of $25 per share. The exchange of the Subordinated Notes is conditional on the extinguishment of our Senior Secured Notes due 2017, as the Senior Secured Notes prevent us from executing the exchange.

-                   Early Release of Hess Escrow: In February 2014, ZaZa agreed with Hess to an early release of $15 million of the Company’s money held in escrow.  This release was part of a broader transaction that included the termination of the Company’s overriding interests in certain assets in the Paris Basin, Hess’s release of an interest in the Company’s litigation against certain third parties, and the payment of $3.5 million of the escrowed funds to Hess.  The remaining $11.5 million was released to ZaZa, and these proceeds, combined with approximately $1.1 million of cash on hand, were used to reduce the Senior Secured debt from $26.8 million to $15.0 million.

-                   At-The-Market (“ATM”) Equity Program: On March 31, 2014, ZaZa established an at-the-market equity program under which ZaZa may sell, from time to time, common stock with an aggregate offering price up to $10 million.  ZaZa intends to use the net proceeds of this equity program for general corporate purposes, which may include, among other things, capital expenditures, acquisitions, working capital, and repayment, refinancing or redemption of indebtedness or other securities. The ATM equity program is designed to allow ZaZa to opportunistically access the equity capital markets without incurring the cost and timing delays of traditional equity financing methods.

Results of Operations

The results of operations for 2012 include the results of our accounting predecessor, ZaZa LLC, from January 1, 2012 through February 20, 2012 and all of our subsidiaries, since February 21, 2012, excluding ZaZa Energy France SAS, which was sold on December 21, 2012 and is presented as discontinued operations.  The discussion below relates to our continuing corporate activities and oil and gas exploration and production operations, and excludes discontinued operations.  Our production exit rate for the month ended December 31, 2013 was approximately 449 barrels of oil equivalent (BOE) per day.

	2013	2012
Production:
Oil (Bbls):	89,543	97,598
Gas (Mcf):	250,315	162,213
Equivalents (BOE):	131,262	124,634

Average Price:
Oil ($/Bbl):	$89.04	$93.73
Gas($/Mcf):	$3.60	$2.68

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The following tables present our production data for the referenced geographic areas for the periods indicated:

	For the Year Ended December 31, 2013
	Gas (Mcf)	Oil (Bbls)	Equivalent (BOE)
South Texas	137,754	62,409	85,368
East Texas	112,561	27,134	45,895
Total	250,315	89,543	131,263

	For the Year Ended December 31, 2012
	Gas (Mcf)	Oil (Bbls)	Equivalent (BOE)
South Texas	162,213	97,598	124,634
East Texas	–	–	–
Total	162,213	97,598	124,634

Conference Call and Webcast

ZaZa Energy Corporation (NASDAQ: ZAZA) will be hosting a conference call and webcast to discuss its financial and operating results on Tuesday, April 1, at 10 a.m. EDT.  Interested parties can listen to the call by dialing toll-free at +1 866-270-6057 and entering pass code 57023091 (International number: +1 617-213-8891).  Interested parties can also listen to the webcast by visiting the ZaZa Energy Corporation website at www.zazaenergy.com.  For those who will be unable to join, a webcast and teleconference replay will be available approximately one hour after the completion of the call (toll-free: +1 888-286-8010 / International: +1 617-801-6888 / pass code: 27927337).  The live webcast and replay link can be found in the “Investor Relations” section of the ZaZa Energy Corporation website at http://phx.corporate-ir.net/phoenix.zhtml?c=68298&p=irol-IRHome.

About ZaZa Energy Corporation

Headquartered in Houston, Texas, ZaZa Energy Corporation is a publicly-traded exploration and production company with primary assets in the Eagle Ford and Eagle Ford East resource plays in Texas.  More information about the Company may be found at www.zazaenergy.com.

Cautionary Statements

The common stock being offered under the ATM Program is being offered pursuant to a prospectus supplement dated March 31, 2014 to ZaZa’s base shelf prospectus, dated February 14, 2014, forming part of its registration statement on Form S-3 (333-192257) filed the United States Securities and Exchange Commission (“SEC”). The U.S. base shelf prospectus and the prospectus supplement thereto have been filed with the SEC and are available on the SEC’s website at www.sec.gov. Alternatively, MLV & Co. LLC, our sales agent for the ATM Program, will provide copies of the documents upon request by contacting MLV & Co. LLC, Attention: Randy Billhardt, 1251 Avenue of the Americas, 41st Floor, New York, NY 10020, or by calling +1 212-542-5882.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such states.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including without limitation, statements and projections regarding the Company’s future financial position, operations, performance, business strategy, stock price, returns, budgets, reserves, levels of production and costs, ability to raise additional capital or refinance indebtedness, statements regarding future commodity prices and statements regarding the plans and objectives of the Company’s management for future operations, are forward-looking statements.  The Company’s forward looking statements are typically preceded by, followed by or include words such as “will,” “may,” “could,” “would,” “should,” “likely,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “goal,” “project,” “plan,” “intend” and similar words or expressions.  The Company’s forward-looking statements are not guarantees of future performance and are only predictions and statements of the Company’s beliefs based on assumptions that may prove to be inaccurate.  Forward-looking statements involve known, unknown or currently unforeseen risks and uncertainties that may be outside of the Company’s control and may cause the Company’s actual results and future developments to differ materially from those projected in, and contemplated by, such forward-looking statements.  Risks, uncertainties and other factors that could cause the Company’s actual results to materially differ from the expectations reflected in the Company’s forward-looking statements are listed in the reports and other filings that the Company has filed and may file with the Securities and Exchange Commission, and include the impact of changes in the capital markets, financial markets and commodities prices in the U.S. and worldwide. Any forward-looking statements made by the Company in this presentation and in other written and oral statements are based only on information currently available to the Company and

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speak only as of the date on which they are made.  The Company undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future developments or otherwise.

# # #

JMR Worldwide

Jay Morakis, Partner

+1 212-266-0191

jmorakis@jmrww.com

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CONSOLIDATED BALANCE SHEETS

The following tables present our balance sheets for the periods indicated:

	December 31,	December 31,
	2013	2012
	(In thousands, except share and per share data)
ASSETS
Current assets
Cash and cash equivalents	$15,186	$34,649
Restricted cash	11,500	21,875
Accounts receivable	1,822	1,354
Prepayments and other current assets	1,606	1,134
Total current assets	30,114	59,012

Property and equipment
Oil and gas properties, successful efforts method	51,387	151,828
Furniture and fixtures	1,843	2,947
Total property and equipment	53,230	154,775
Accumulated depletion, depreciation and amortization	(6,757)	(4,705)
Property and equipment, net	46,473	150,070

Assets held for sale	-	9,965
Other assets	8,089	4,066
Deferred taxes	2,866	-

Total assets	$87,542	$223,113

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable - trade	$755	$8,431
Accrued liabilities	5,918	12,200
Deferred income taxes	2,866	14,568
Senior Secured Notes, net of discount	10,177	-
Convertible Senior Notes, net of discount	-	25,298
Embedded conversion options associated with Convertible Senior Notes	-	21,382
Income taxes payable	855	3,658
Total current liabilities	20,571	85,537

Long-term accrued liabilities	14,740	53
Asset retirement obligations	306	130
Deferred income taxes	-	32,597
Long-term payable - related parties	4,128	4,128
Senior Secured Notes, net of discount	12,969	23,647
Convertible Senior Notes, net of discount	27,957	-
Subordinated Notes	47,330	47,330
Warrants associated with Senior Secured Notes	15,540	28,043
Embedded conversion options associated with Convertible Senior Notes	4,995	-
Total liabilities	148,536	221,465

Stockholders’ equity (deficit):

Common stock, $0.01 par value, 250,000,000 shares authorized; 107,589,041 and 102,519,001 shares issued and outstanding at December 31, 2013 and 2012, respectively	1,076	1,025

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Additional paid-in capital	109,636	104,639
Accumulated deficit	(171,613)	(104,048)
Accumulated other comprehensive income (loss)	(93)	32
Total stockholders’ equity (deficit)	(60,994)	1,648

Total liabilities and stockholders’ equity (deficit)	$87,542	$223,113

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CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

The following tables present our audited statements of operations and comprehensive income for the periods indicated:

	Year Ended December 31,
	2013	2012
	(In thousands, except per share data)
Revenues and other income:
Oil and gas revenues	$8,874	$9,583
Other income	-	195,569
Total revenues and other income	8,874	205,152

Operating costs, expenses and income:
Lease operating expense	2,127	3,602
Exploration expense	-	12,913
Depreciation, depletion, amortization, and accretion	3,615	6,662
Impairment of oil and gas properties	104,556	9,764
General and administrative	29,391	97,941
Gain on asset divestitures	(24,434)	-
Total operating costs and expenses	115,255	130,882

Operating income (loss)	(106,381)	74,270

Other expense (income)
Foreign currency exchange loss	11	65
Loss on extinguishment of debt	16,568	28,026
Interest expense, net	14,269	14,705
Gain on fair value of warrants	(23,394)	(5,589)
(Gain) loss on fair value of embedded conversion options	(16,387)	8,199
Total other expense (income)	(8,933)	45,406

Income (loss) from continuing operations before income taxes	(97,448)	28,864
Income tax expense (benefit)	(32,985)	82,920
Loss from continuing operations	(64,463)	(54,056)

Loss from discontinued operations, net of income taxes	(3,102)	(52,171)
Net loss	$(67,565)	$(106,227)

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	Year Ended December 31,
	2013	2012
	(In thousands, except per share data)

Basic loss per share:
Continuing operations	$(0.62)	$(0.55)
Discontinued operations	(0.03)	(0.53)
	$(0.65)	$(1.08)

Diluted loss per share:
Continuing operations	$(0.62)	$(0.58)
Discontinued operations	(0.03)	(0.53)
	$(0.65)	$(1.11)

Weighted average shares outstanding:
Basic	103,462	98,029
Diluted	103,462	99,684

Consolidated Statements of Comprehensive Loss
Net loss	$(67,565)	$(106,227)
Foreign currency translation adjustments, net of taxes	(125)	32
Comprehensive loss	$(67,690)	$(106,195)